Execution Copy

Advanced Technology Acquisition Corp.

December 19, 2008

Bioness Inc.

Re: Bioness Inc. and Advanced Technology Acquisition Corp.

Ladies and Gentlemen:

This letter agreement (this “Agreement”) shall be effective and irrevocable once executed by you.

Subject to the terms and conditions of this Agreement, each of Bioness and ATAC agreed to, and have agreed to cause each of its respective subsidiaries to, take certain actions (or not to take certain actions) in connection with the consummation of the transactions contemplated by this Agreement.  Each of Bioness and ATAC acknowledge to the other that the entry into, delivery of and performance of this Agreement by us has been approved by our respective boards of directors. In addition, (1) Mr. Alfred Mann has approved his personal commitment in the Section entitled “Options to ATAC Shareholders and Trust Arrangement” and (2) each of Ms. Liora Lev, Dr. Yehoshua Gleitman and Mr. Moshe Bar-Niv have approved their personal commitment in the Section entitled “Business Combination and Tender Offer.”

In consideration of the foregoing promises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the terms of this Agreement as set forth below.

Parties:	Advanced Technology Acquisition Corp. (“ATAC”), a Delaware corporation and Bioness Inc., a Delaware corporation (“Bioness”) (collectively, the “Parties”).

ATAC is a reporting American Stock Exchange listed company.  ATAC represents and warrants that, as of the date hereof, the share capital of ATAC is currently comprised of 54,390,625 shares of common stock (“Common Stock”) outstanding on a fully-diluted basis, which are currently comprised of:

26,953,125 shares of Common Stock;

Warrants for the purchase of 25,187,500 shares of Common Stock (the “Warrants,” which number excludes the Warrants which are issuable upon exercise of the “Purchase Units” (defined below)); and

1,125,000 purchase units for the purchase of 1,125,000 shares of Common Stock and 1,125,000 Warrants (the “Purchase Units”).

ATAC represents and warrants that (1) Schedule 1 accurately sets forth the number of ATAC Warrants and shares of Common Stock owned by each initial stockholder of ATAC or its transferee (each a “Founder” and collectively the “Founders”) on the date hereof the number and (2) the total number of shares of Common Stock owned as of the date hereof by all Founders is 5,390,625 shares.

Bioness represents and warrants that, as of the date hereof, the share capital of Bioness is currently comprised of:

80,449,475 outstanding shares of Common Stock;

Stock options for the purchase of 10,941,902 shares of Common Stock, comprised as follows (the “Bioness Stock Options”):

Exercise Price	Number of Options
$0.90	793,252
$1.00	2,057,500
$1.75	5,123,800
$2.06	142,250
$2.30	2,825,100; and

Warrants for the purchase of 2,035,696 shares of Common Stock (all of which have an exercise price of $1.03 per share).

Business Combination
and Tender Offer:	Bioness will merge with and into ATAC, and ATAC will be the surviving entity and will change its name to Bioness Inc. (the “Business Combination”).

Following the Business Combination, the business of Bioness will become the business of the public company.

100% of the fully-diluted share capital of Bioness (including without limitation, all outstanding shares of Common stock of Bioness, all Bioness stock options (calculated on a cashless exercise basis) and warrants (not calculated on a cashless basis) and any other “Equity Security” (as defined below) of Bioness will be converted into Thirty-Two Million Three Hundred Forty-Three Thousand Seven Hundred Fifty (32,343,750) shares of Common Stock of ATAC (the “Post Transaction Bioness Shares”). All such securities will be duly registered with the SEC on an S-4 Registration Statement, fully-transferable (to the extent permitted by applicable law and regulation) and listed for trading on the American Stock Exchange. Bioness shall bear the costs and expenses related to the registration of the securities issuable to it.

Additionally, the Founders set forth on Schedule 1 will transfer to the Company for no consideration that number of currently outstanding shares opposite such Founder’s name, for an aggregate transfer equal to One Million (1,000,000) shares of ATAC Common Stock (the “Stock Transfer”).  To evidence the Stock Transfer, each of the Founders will deliver, prior to execution of the “Definitive Agreement” (defined below), to the ATAC transfer agent (with a copy to Bioness) a stock power duly executed by such Founder and a transfer instruction to transfer the shares to ATAC at Closing (which stock power and transfer instruction are in form and substance reasonably satisfactory to Bioness) (collectively, “Transfer Documents”), and to return the Transfer Documents to the Founders for cancellation in the event of termination of this Agreement (other than upon execution of the Definitive Agreement), or in the event of termination of the Definitive Agreement, as the case may be. Ms. Liora Lev, Dr. Yehoshua Gleitman and Mr. Moshe Bar-Niv each hereby agree that in the event that any Founder fails to deliver Transfer Documents for their transfer of shares to ATAC, then Ms. Lev, Dr. Gleitman and Mr. Bar-Niv shall be jointly and severally responsible for any such shortfall and shall transfer an extra number of their shares to make up for such shortfall (i.e., so the total number of Founders shares transferred to ATAC at Closing for cancellation is equal to 1 million shares).

In consideration of Alfred E. Mann’s establishment of the “Additional Trust” (defined below), at the Closing, ATAC will issue to Mr. Mann 1,000,000 shares of ATAC. Any transfer agent fees, taxes and other liabilities incurred (1) by the Founders in the Stock Transfer of such 1 million shares and (2) by ATAC in connection with such issuance of shares to Mr. Mann, will be borne by Bioness.

Except for the Stock Transfer and as set forth in the immediately following paragraph, the Founders will not sell, transfer, assign, pledge, exchange or otherwise dispose of any of the Common Stock  held by them on the date hereof prior to the 27-month anniversary of the consummation of the Business Combination.  Bioness and ATAC will agree in the Definitive Agreement on a lock-up arrangement of the Common Stock owned by all Founders, and it the parties cannot agree on such an arrangement then either party may terminate this Agreement with any liability to the other party.

Each of the Founders shall be permitted to sell an aggregate of twenty-two percent (22%) of the shares held by them after giving effect to the Stock Transfer to ATAC at Closing, provided however that the Founders shall not be permitted to sell such shares (1) during the period commencing 18 months following the closing of the Business Combination and ending 24 months following the closing of the Business Combination or (2) it would require reporting such sale under Section 16 of the Securities Exchange Act of 1934, as amended.

The Bioness Stock Options outstanding at Closing will be converted into stock options of ATAC, with appropriate adjustment to the number of shares issuable per option and the exercise price per share based on the merger conversion ratio.  (For certainty, the parties agree that such the number of stock options, calculated on a cashless exercise basis, and warrants will count towards the Post Transaction Bioness Shares issuable at Closing to holders of Bioness Common Stock.

For example:  if there is no exercise of conversion rights by ATAC stockholders in connection with the stockholder vote on the Business Combination, then and in such event (1) Thirty Million One Hundred Seventy-Five Thousand Six Hundred Three (30,175,603) Post Transaction Bioness Shares will actually be issued at Closing (i.e., such number is calculated by starting with 32,343,750 shares and subtracting 1,384,760 shares (for the cashless exercise basis of all Bioness stock options) and subtracting 783,387  shares (for the Bioness warrants)) and (2) all Bioness stock options and warrants will be converted to 4,210,720 ATAC stock options and 783,387  ATAC stock purchase warrants. (For certainty, the parties agree that if any ATAC warrants are to be issued in connection with such conversion, the number of ATAC warrants to be issued will be deducted on a one-for-one basis from the 32,343,750 Post Transaction Bioness Shares otherwise issued at Closing to the Bioness stockholders.)

Bioness shall take all corporate and other actions required to be taken by Bioness and its shareholders (pursuant to law or contract) for the legal distribution of the Post Transaction Bioness Shares among its shareholders, and Bioness shall be solely liable in the event of any claim or demand by any shareholder of Bioness with respect to the Post Transaction Bioness Shares.

Bioness agrees that it will pay the fees and expenses of ATAC incurred in connection with this Agreement prior to, on or after the date hereof, up to the maximum amount (in the aggregate) of $1 million (the “ATAC FEES”), provided such fees do not include any amounts owing (or which become owing) under contingent fee arrangements. Bioness’ payment of the ATAC Fees are in addition to the costs and expenses which will be incurred by Bioness in connection with this Agreement and the transactions contemplated hereby. ATAC and the Founders each agree that they will use commercially reasonable best efforts to minimize all such ATAC Fees.  Bioness’ payment of the ATAC Fees will not be contingent upon the Closing of the Business Combination. Subject to the foregoing, Bioness will make payment directly to the providers upon receipt of copies of invoices therefor from the providers for services rendered. Notwithstanding the foregoing, the total amount that Bioness will pay to ATAC with respect to costs and expenses (including legal fees) incurred by ATAC until the date of this Agreement shall not exceed (i) $50,000 if the Proxy Statement is not filed, and (ii) $100,000 (including the $50,000 mentioned in item (i)), if the Proxy Statement is filed. Such amounts shall be counted as part of the ATAC Fees. Notwithstanding any other provision of this Agreement, the Bioness obligation to pay the ATAC Fees shall survive termination of this Agreement for any reason; it being understood that if this Agreement is terminated other than upon entering into the Definitive Agreement, Bioness’ obligation will apply only to ATAC Fees incurred prior to the termination of this Agreement (subject to the limitations of this paragraph).

As soon as practicable after the Definitive Agreement is executed by Bioness and ATAC, Bioness (or an entity controlled by Bioness) shall commence a tender offer (the “Tender Offer”) to purchase all outstanding Warrants for Four Cents ($0.04) per Warrant. The Tender Offer will expire on the later of the earliest date permitted by law or the sixth (6th) business day following the date the “Proxy Statement” (defined below) relating to the Business Combination, in a form reasonably acceptable to Bioness and ATAC and their respective counsels (and including all necessary financial information), is filed with the U.S. Securities and Exchange Commission (“SEC”). It is a condition to the Tender Offer that 100% of the outstanding Warrants shall be tendered and not withdrawn. It is a condition to commencement of the Tender Offer that not later than one (1) business day prior to Bioness’ announcing commencement of the Tender Offer (1) the Purchase Units shall be canceled with the consent of the holder thereof (for no payment or fee); and (2) all Warrants issued to the Founders (the “Founder Warrants”), which ATAC represents and warrants are listed on Schedule 1 hereto,  will be canceled with the consent of the holders thereof (for no payment or fee). All Warrants purchased in the tender offer will be terminated immediately following their purchase. Bioness’ obligation to consummate the Business Combination is conditioned upon the satisfaction of the foregoing conditions to the Tender Offer.  Ms. Liora Lev, Dr. Yehoshua Gleitman and Mr. Moshe Bar-Niv each agree that they will use their commercially reasonable best efforts (which include the obligation to expend funds) to cause all of the Founders and the holder of the Purchase Units to enter into binding agreements (in form and substance reasonably satisfactory to Bioness and its counsel) within four (4) business days following the date of this Agreement, to cancel their Founders Warrants and Purchase Units, respectively, effective one business day prior to Bioness’ announcing the commencement of the Tender Offer (the “Cancellation Agreements”). If all such Cancellation Agreements are not entered into and delivered to Bioness by such 4th business day following the date hereof, then Bioness shall have the right in its sole and absolute discretion to terminate this Agreement by delivery of written notice to ATAC, and such termination shall be the sole remedy of Bioness.

For the avoidance of doubt, all costs and expenses relating to the Tender Offer (including transfer agent fees) will be deemed an expense of Bioness and will be borne by Bioness (provided that Bioness will not be responsible for any legal fees of ATAC’s counsel incurred in connection with the tender offer).

Each of Bioness and Mr. Alfred Mann agrees and acknowledges that the termination of Founders Warrants and the Purchase Units is made in consideration of the other terms and conditions of this Agreement and in consideration of the undertakings of Bioness and Mr. Alfred Mann hereunder.  ATAC agrees and acknowledges that the guaranty and collateral to be provided by Mr. Mann is made in consideration of the other terms and conditions of this Agreement and in consideration of the undertakings of ATAC and each of Ms. Liora Lev, Dr. Yehoshua Gleitman and Mr. Moshe Bar-Niv hereunder.

Each outstanding share of Common Stock of ATAC immediately prior to the Closing will remain outstanding.

In the event that prior to the Closing any shares of ATAC will be redeemed by its shareholders, the number of shares of Common Stock issuable to the Bioness’ shareholders will remain the same, and consequently, the percentage holding of the Bioness’ shareholders in the surviving entity will increase.

The Bioness shareholders will be granted three demand and unlimited piggyback registration rights.

The structure of the Business Combination is subject to tax, accounting and legal considerations.

Each of ATAC and Bioness will make all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) with the Federal Trade Commission and the Department of Justice within fifteen (15) business days following expiration of the Tender Offer, and use its commercially reasonable best efforts (which include the obligation to expend funds) to obtain HSR approval for the Business Combination by May 30th, 2008.  Bioness will pay the costs and expenses of all such filings up to $125,000 (and if such filing fees exceed such amount, ATAC and Bioness shall each pay 50% of such excess).

Options to ATAC
Shareholders and Trust
Arrangement:
Each of the ATAC shareholders (i.e., the beneficial holder, not the record holder if the shares are held by a broker or otherwise) that both (1) purchased ATAC registered shares in the IPO (“IPO Shares”) or subsequently purchased (or otherwise received) such IPO shares on the American Stock Exchange (i.e., excluding the ATAC founders and underwriter, and their transferees, if any, and excluding the shareholders and other security holders of Bioness) and (2) vote in favor of the Business Combination and hold any such issued and outstanding IPO shares immediately following the Closing (i.e., excluding stockholders who voted against the Business Combination) shall be granted a non-transferable put option (the “Put Option”) to sell to ATAC each share of ATAC held by it immediately prior to the Closing at a price of $8.20 per share (as such number may be adjusted upon a stock split, stock dividend or any similar recapitalization event) (the “Repayment Price”) during a 30 day period commencing on the two (2) year anniversary of the Closing (the “Exercise Period”), as described below.  Notice of exercise will be provided by any holder of the Put Option during the period commencing on the Exercise Period and terminating thirty (30) days thereafter.

For securing the payment of the Repayment Price for all holders of the Put Option, all available funds of ATAC (minus all transaction costs and expenses) on the Closing date minus the Working Capital (defined below) will be deposited in trust (the “Option Trust”). (The Working Capital will be released to the surviving company who shall deposit such funds in a segregated account and use them as necessary for operations during the two years following Closing.) In addition, for guarantying the payment of the Repayment Price for all holders of the Put Option, at or prior to the Closing, Mr. Alfred Mann will establish a trust for the benefit of the surviving entity (the “Additional Trust”) in such amount equal to (x) the “Required Funds” (defined below) minus (y) the funds deposited in the Option Trust. The Additional Trust shall be funded with collateral which shall consist of publicly-traded securities with a market value at the date of deposit equal to 125% of the amount required to be held in the Additional Trust (the “Collateral”).

If the market value of the Collateral increases above the amount required to be held in the Additional Trust, Mr. Mann may withdraw any such excess Collateral; and, if the market value of the Collateral falls below such amount required to be held in the Additional Trust, Mr. Mann will deposit additional Collateral in the amount of such shortfall within three (3) business days thereafter.

If pursuant to the exercise of the Put Option, funds deposited in the Option Trust are insufficient for full payment of the Repayment Price therefor (the “Shortfall”), then on the first day following the Exercise Period ATAC shall provide written notice (the “Shortfall Notice”) to Mr. Mann of such Shortfall.  Mr. Mann shall have five (5) business days thereafter to notify ATAC that either: (1) Mr. Mann will fund the Additional Trust with cash in the amount of the Shortfall by the 30th day following the Exercise Period; or (2) ATAC (or the trustee of the Additional Trust, as applicable) should sell that portion of the Collateral in the Additional Trust over the next twenty-one (21) days as necessary to raise the amount of the Shortfall, and if after selling such Collateral any Shortfall remains then ATAC should immediately notify Mr. Mann in writing of any such remaining Shortfall and Mr. Mann will fund the Additional Trust with cash in the amount of any such remaining Shortfall by the 30th day following the Exercise Period. If any such Exercise Price is paid with funds from Mr. Mann or the Additional Trust, the shares so purchased with such funds shall be delivered to and owned by Mr. Mann or his designee; and, shares purchased by funds released from the Option Fund will be held by the surviving entity. All remaining funds will be released from the Option Trust to the Company, and from the Additional Trust to Mr. Mann, immediately following the expiration of the Exercise Period.

Additionally, at Closing, Mr. Mann shall deliver a personal guaranty, guarantying the payment of the Shortfall.

“Required Funds” means $8.20 multiplied by the number of shares subject to the Put Option.

“Working Capital” means an amount equal to $50 million as required for funding the surviving entity’s operations, which shall be in addition to funds required for payment of all debts and commitments outstanding on January 1, 2009 and for payment of all transaction costs and expenses, which are estimated to be $12 million.

Board of Directors
& Shareholder Matters:
Each party’s obligation to close the Business Combination will be conditioned upon: (1) approval by its Board of Directors of the “Definitive Agreement” (defined below) (which approval shall be sought prior to the execution of such agreement) and (2) approval of the Business Combination by the required vote of its stockholders. The closing of the Business Combination is also conditioned upon (i) the approval by the Board of ATAC of the name change at Closing from ATAC to Bioness, and (ii) the appointment at Closing to the ATAC Board of Directors of those Directors who will be designated by Bioness (including the appointment of Alfred E. Mann as Chairman) and those that will be designated by ATAC, as mutually agreed in the Definitive Agreement.

Due Diligence:	Each party will perform its own review and analysis of information each such party deems relevant for the Business Combination.

Expenses:
Each Party shall bear its own due diligence and other costs and out of pocket expenses (subject to Bioness’ agreement to pay certain ATAC Fees).  It is anticipated that ATAC’s counsel will draft the definitive documents and that Bioness’ counsel will review such documents. Bioness shall bear the costs and expenses incurred in connection with the preparation of the portions of the Proxy Statement (as defined below) relating to Bioness.

Limitations:
During a period commencing upon the signing of this Agreement and ending on the earlier of the closing (the “Closing”) of the transactions contemplated hereby or the termination of this Agreement in accordance with its terms (the “Interim Period”):

(a)           Neither any of the Parties nor any of its or its subsidiaries’ directors, officers, employees, agents, representatives or affiliates shall, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to any sale or issuance of Equity Securities, sale of assets (other than in the ordinary course of business), merger, business combination, reorganization, recapitalization or similar business combination (whether in a single transaction or series of transactions), in each case, involving such Party or any of its subsidiaries (any such proposal or offer, an “Acquisition Proposal”);

(b)           Neither any of the Parties nor any of its subsidiaries’ directors, officers, employees, agents, representatives or affiliates shall, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to or have any discussions with any other person relating to, an Acquisition Proposal, as applicable, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.  If any Party receives any communication from a third party regarding a potential Acquisition Proposal, such Party shall promptly notify the other Party; it being understood that if any Party becomes aware of any such communication made to any of its affiliates, such Party shall also be required to promptly notify the other Party;

(c)           The Parties shall use their commercially reasonable best efforts (which include the obligation to expend funds) to, and to cause each of their subsidiaries to, carry on their and their respective businesses in the ordinary course and to (i) preserve intact their and their respective present business organizations, (ii) keep available the services of the Parties’ and their respective present officers and key employees and (iii) preserve the Parties’ and their respective relationships with all customers, suppliers, distributors, licensors, licensees and others with whom you or they have business dealings, as applicable (except in each case for (a) in the ordinary course of business, that such actions or omissions are in the best interest of Bioness or (b) actions or omissions of Bioness or any of its subsidiaries taken, resulting from or in response to the current economic conditions and slowdown, provided that Bioness agrees to keep ATAC reasonably informed of any such actions or omissions and provided, further, that Bioness may not sell, transfer or otherwise dispose of any of its assets, including without limitation, its intellectual property, other than in the ordinary course of business).

(d)           Without derogating from the generality of Section (c) above, neither Party shall, and the Parties shall cause each of their subsidiaries not to, do any of the following: (i) waive any Equity Security repurchase rights, accelerate, amend or change the period of exercisability of options or restricted shares, or reprice options granted under any employee, consultant, director or other share plans, or authorize cash payments in exchange for any options granted under any of such plans; (ii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, Equity Securities or property) in respect of any Equity Securities or divide, combine or reclassify any Equity Securities or issue or authorize the issuance of any Equity Securities in respect of, in lieu of or in substitution for any other Equity Securities (except for possible actions of Bioness relating to its outstanding stock purchase warrants provided that any such action will not affect the deal structure described under Business Combination above); (iii) purchase, redeem or otherwise acquire, directly or indirectly, any Equity Securities (except for possible actions of Bioness relating to its outstanding stock purchase warrants; provided that any such action will not affect the deal structure described under Business Combination above); (iv) issue, deliver, sell, authorize, pledge or otherwise encumber any Equity Securities (except for possible actions of Bioness relating to its outstanding stock purchase warrants; provided that any such action will not affect the deal structure described under Business Combination above); (v) amend any organizational documents; (vi) either (1) acquire by merging or consolidating with, or by purchasing any Equity Securities in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (2) enter into (A) any joint ventures, strategic partnerships or alliances or (B) other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability (or that of any of its subsidiaries) to compete or to offer or sell any products or services (provided that the foregoing provisions of this item (vi)(2)(B) shall not limit or affect whatsoever the ability of Bioness or any of its subsidiaries to enter into any distribution or similar arrangements in connection with its international expansion); (vii) other than in the ordinary course of business, incur any Debt, issue or sell any Debt-related securities or options, warrants, calls or other rights to acquire any Debt-related securities; (viii) other than as generally arising or resulting from the audit of Bioness' financial statements contemplated by this Agreement (or as otherwise advised or recommended by its auditor or tax advisor), revalue any assets or make any change in accounting methods, principles or practices make, change or revoke any material Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreements, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability; or (ix) agree in writing or otherwise agree, commit or resolve to take, or take any action that would reasonably be expected to give rise to an obligation to take, any of the actions described in clauses (i) through (ix) above.

Definitions:	The defined terms set forth below have the meanings ascribed thereto as follows:

(a)           “Debt” means, as of any date or moment in time, with respect to any person and without duplication, any long term liability or any indebtedness outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute trade payables) and shall also include, to the extent not otherwise included (i) any capital lease obligations determined in accordance with U.S. GAAP, (ii) obligations of persons other than such person secured by a lien to which the property or assets owned or held by such person is subject, whether or not the obligation or obligations secured thereby shall have been incurred or assumed by such person, (iii) all indebtedness or long term liabilities of others of the types described in the other clauses of this definition (including all dividends of other persons) the payment of which is guaranteed, directly or indirectly, by such person or that is otherwise its legal liability or which such person has agreed to purchase or repurchase or in respect of which such person has agreed contingently to supply or advance funds (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligation or on any letter of credit, banker’s acceptance or similar credit transaction, (v) the deferred or contingent purchase price of assets, services or securities (including all liabilities under any deferred compensation plan) and (vi) obligations under any currency or interest rate swap, hedge or similar protection device of any such person.

(b)           “Equity Securities” means, with respect to any person (i) the capital stock, shares, membership interests, partnership interests, voting interests, profits interests, restricted stock, units or other forms of equity or other ownership interests of such person, (ii) options, warrants, calls, rights to acquire or other securities (including Debt-related securities) that are directly or indirect convertible into, or exercisable or exchangeable for, any type of Equity Security as described in the foregoing clause (i), and (iii) any agreement or commitment to issue any of the foregoing.

(c)           “Tax” or “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

Notwithstanding the foregoing, nothing in this Agreement shall preclude Bioness from issuing stock options to purchase Bioness common stock pursuant to its existing stock option plan or issuing shares of Common Stock under existing contractual arrangements; provided that no such action will affect the deal structure described under Business Combination above.

Business Combination Agreement;
Proxy Statement:	Immediately following the date of this Agreement, the parties hereto agree that:

(a)           The Parties will use their commercially reasonable best efforts (which include the obligation to expend funds) to enter into, within 30 days following the date hereof, a definitive Business Combination agreement (the “Definitive Agreement”), which shall include the terms herein and shall also include customary representations, warranties and covenants by Bioness and ATAC and customary closing conditions.  Upon the parties’ execution of the Definitive Agreement, this Agreement shall automatically terminate and be of no further force or effect.

(b)           If, prior to execution of a Definitive Agreement, ATAC elects to prepare a proxy statement of ATAC (together with all amendments and supplements thereto, the “Proxy Statement”) to be filed with the SEC, Bioness shall use its commercially reasonable best efforts (which include the obligation to expend funds) to cooperate with ATAC in such effort.

(c)           If, prior to execution of a Definitive Agreement, ATAC elects to prepare a S-4 Registration Statement and/or any filing required to be made for the purpose of consummating the Business Combination (together with all amendments and supplements thereto, the “Registration Statement”), Bioness shall use commercially reasonable best efforts (which include the obligation to expend funds) to cooperate with ATAC in such effort.

(d)           Bioness shall prepare, at its own expense, for inclusion in the Proxy Statement and/or any Registration Statement, those sections or portions of the Proxy Statement and/or Registration Statement relating to, or that otherwise describe, the business and operations of Bioness and its subsidiaries (including all historical and pro forma financial statements of Bioness and its subsidiaries necessary for inclusion in the Proxy Statement and/or Registration Statement) and the operations of the surviving entity following the Business Combination (such sections or portions, the “Company Sections”); it being understood that the information contained in any such Company Sections shall not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

(e)           ATAC shall prepare, at its own expense (subject to Bioness’ payment of the ATAC Fees described above), the entirety of the Proxy Statement and/or Registration Statement, other than the Company Sections (including all historical financial statements of ATAC necessary for inclusion in the Proxy Statement and/or Registration Statement) (such sections or portions, the “ATAC Sections”); it being understood that the information contained in any such ATAC Sections shall not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

(f)           Each of ATAC and Bioness shall use its commercially reasonable best efforts (which include the obligation to expend funds) to complete the foregoing items (a) – (d) in a time frame to permit the filing of the foregoing SEC filings by January 15, 2009;

(g)           To the extent required, ATAC and Bioness shall each use its respective commercially reasonable best efforts (which include the obligation to expend funds) to cause the Registration Statement to become effective as promptly as practicable;

(h)           Bioness shall use its commercially reasonable best efforts (which include the obligation to expend funds) to obtain as soon as practicable a Tax Ruling from the Israeli Tax Authority that is reasonably satisfactory to Bioness for tax deferral treatment for the receipt of ATAC shares by certain Bioness stockholders (subject to conditions that may be required by the ITA); and

(i)           Bioness shall use its commercially reasonable best efforts (which include the obligation to expend funds) to obtain as soon as practicable any necessary third party consents under its “Licenses” or “VA Contract” (defined below) for the Business Combination.

Notwithstanding anything expressed or implied in this Agreement to the contrary, (1) “commercially reasonable best efforts” shall mean that with respect to a particular goal, a party will act diligently and in good faith and undertake such efforts and expenditures as are commercially reasonable under the circumstances; and (2) all references herein to any obligation to spend funds shall mean and refer to an obligation to spend an amount of funds that is commercially reasonable under the circumstances.

Financial Statements:
Following the date of this Agreement, Bioness shall prepare, at its expense, the unaudited consolidated financial statements (including any related notes thereto) of Bioness and its subsidiaries for the nine month periods ended September 30, 2007 and September 30, 2008 or any additional unaudited consolidated “stub” financial statements (including any related notes thereto) required in connection with the preparation of the Proxy Statement or the Registration Statement (the “Unaudited Stub Financial Statements”) in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and Regulation S-X, and shall use its commercially reasonable best efforts (which include the obligation to expend funds) to cause such statements to be available by January 14, 2009.

Additionally, Bioness is in the process of having its auditor audit the consolidated financial statements (including any related notes thereto) of Bioness and its subsidiaries for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007, and Bioness shall use its commercially reasonable best efforts (which include the obligation to expend funds) to cause such audit to be complete by January 14, 2009. Bioness will also have its auditor audit the consolidated financial statements (including any related notes thereto) of Bioness and its subsidiaries for the fiscal year ended December 31, 2008 (when such statements are prepared), and Bioness shall use its commercially reasonable best efforts (which include the obligation to expend funds) to cause such audit to be complete by January 14, 2009 (except that, in the case of the consolidated financial statements for 2008, Bioness shall use its commercially reasonable best efforts (which include the obligation to expend funds) to cause such audit to be complete by March 1, 2009). (All of the foregoing audited financial statements are referred to as the “Audited Financial Statements.”) The Audited Financial Statements shall be prepared in accordance with US GAAP and Regulation S-X. Bioness shall use its commercially reasonable best efforts (which include the obligation to expend funds) to cause its auditor provide an auditor’s consent that is customarily included in any filing with the SEC that includes or incorporates by reference any of the

Audited Financial Statements and/or the Unaudited Stub Financial Statements (including the Proxy Statement and the Registration Statement).  In addition, in connection with any SEC filing required to be made by ATAC containing the Audited Financial Statements and/or the Unaudited Stub Financial Statements, Bioness shall use its commercially reasonable best efforts (which include the obligation to expend funds) to cause its auditor to provide assistance which is customary under the circumstances, in connection with the Proxy Statement and the Registration Statement. In addition, Bioness shall use its commercially reasonable best efforts (which include the obligation to expend funds) to prepare the pro forma financial statements with the assistance of its auditor in compliance with Regulation S-X.

Required Information:
In connection with the preparation of any reasonably necessary filing, notice or application made by or on behalf of ATAC, ATAC and/or Bioness to any third party and/or any governmental entity in connection with the transactions contemplated by this Agreement (including any filings of Current Reports on Form 8-K pursuant to the Exchange Act), ATAC, on the one hand, and Bioness and each of its subsidiaries, on the other hand, shall, upon the request of the other, furnish the other with such information concerning themselves, their respective directors, officers and Equity Security holders, and such other matters as may be reasonably necessary or required by applicable law

Representations
and Warranties:	Each of the Parties hereby represents and warrants to the other Party as follows:

(a)           Such Party and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its and their respective organization.  Such Party and each of its subsidiaries are not in violation of its and their respective organizational documents.

(b)           Subject to receipt of approvals explicitly referred to herein (SEC and HSR matters described above), (i) such Party has the full legal right, power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, and (ii) this Agreement has been duly authorized, executed and delivered by such Party, and, assuming the due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation on such Party enforceable in accordance with its terms.

(c)           Subject to receipt of approvals explicitly referred to herein, (SEC and HSR matters described above, and any necessary third party consents under Bioness licenses (“Licenses”) with Rehabtronics, Inc., Neurokinetics, Inc., or Bioness’ contract with the Veterans Affairs Administration (“VA Contract”) that require consent for assignment, which consents shall be closing conditions to each party’s obligations under the Definitive Agreement) such Party’s execution and performance of this Agreement do not and will not (i) violate applicable law, (ii) result in a breach or constitute a default or impair its rights, or give rise to rights of approval, termination, amendment, acceleration, payment or cancellation, or result in any lien on any of such Party or its subsidiaries’ assets, in each case, under any contract or (iii) require the consent or approval of, or the provision of notice to, any governmental entity or other third party.

Indemnification for Third
Party Claims:
Each Party agrees to protect, defend, indemnify, and hold harmless the other Party and the other Party’s directors, officers and shareholders (including such Party and directors, officers and shareholders, each, an “Indemnified Person”) against and in respect of any claims brought by third parties (who are not “Affiliates” of such Indemnified Person) against such Indemnified Person (and all loss, liability, deficiency, damage, cost, or expense, or actions in respect thereof (including reasonable legal fees and expenses) (“Damages”)), where such Damages arise from (1) in the case of Bioness as the indemnifying party, the information contained in the Company Sections containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (2) in the case of ATAC as the indemnifying party, the information contained in the ATAC Sections containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (provided that such indemnifying party shall not be liable hereunder to the extent that any Damage is determined to have resulted from the Indemnified Person’s bad faith or gross negligence).  For purposes of this provision, an “Affiliate” of a person or entity (collectively, a “Person”) is: (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, member, manager or partner of such Person, (or of any Person described in the preceding clause (a) above), provided that “Affiliates” does not include shareholders of such Person.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to vote 10% or more of the securities of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  In the case of a living person, the immediate family members (and any entities any of them may control) shall be Affiliates of such living person.

Promptly after receipt by the Indemnified Person, of a notice of the commencement of any action, proceeding, or investigation (“Proceeding”) in respect of which indemnity may be sought as provided above, such party (the “Indemnitee”) shall notify the Party from whom indemnification is claimed (also referred to herein as the “Indemnitor”); provided that any delay in so notifying the Indemnitor shall not constitute a waiver by such Indemnitee of, or otherwise affect, his or her right hereunder except to the extent that any such delay results in a prejudice to or negative impact on the defenses available to the Indemnitor in defending the Proceeding. The Indemnitor shall be entitled to assume the defense of the Indemnitee with counsel chosen by Indemnitor and reasonably satisfactory to such Indemnitee (which approval by Indemnitee shall not be unreasonably withheld, delayed or conditioned), and the reasonable fees and expenses of such counsel shall be at the sole cost and expense of the Indemnitor.  If the Indemnitor advises the Indemnitee in writing that it is assuming the defense of such Proceeding and responsibility for any judgments or settlements resulting therefrom, notwithstanding the assumption of the defense of any such Proceeding by the Indemnitor, the Indemnitee shall have the right to employ separate counsel at the sole cost and expense of Indemnitee and to monitor the defense of such Proceeding; provided, however, that the Indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel to such Indemnitee only if: (i) the Indemnitor shall have agreed in writing to the retention of such separate counsel, or (ii) the Indemnitee’s counsel shall have reasonably concluded that representation of such Indemnitee and the Indemnitor by the same counsel would be inappropriate due to actual conflict of interests between them in the conduct of the defense of such Proceeding, or (iii) the Indemnitor shall have failed to employ counsel reasonably satisfactory to such Indemnitee within a reasonable period of time after written notice of the institution of such Proceeding. In no event, however, shall the Indemnitor be liable for the fees and expenses of more than one such counsel for all of the Indemnitees in respect of any Proceeding. If the Indemnitee retains separate counsel in cases other than as described in clauses (i), (ii) or (iii) above, such counsel shall be retained at the expense of the Indemnitee.  The Indemnitee will cooperate with the Indemnitor, for no charge or fee, in the defense of any Proceeding for which the Indemnitor assumes the defense. The Indemnitor shall not be liable for the settlement by the Indemnitee of any Proceeding effected without the written consent of Indemnitor, which consent shall not be unreasonably withheld.

Termination:	This Agreement may be terminated at any time prior to the Closing:

(a)           By Bioness if all of the Cancellation Agreements are not entered into and delivered to Bioness by the fourth (4th) business day following the date of this Agreement (provided that such right to terminate pursuant to this clause (a) shall terminate on the thirty-fifth (35th) day following the date of this Agreement;

(b)           By the mutual consent of ATAC and Bioness if at any time after the date of this Agreement, both Bioness and ATAC conclude in their good faith business judgment that it is not likely that both (1) the holders (i.e., including the prospective holders) of a majority of the IPO Shares will vote in favor of the Business Combination and (2) the holders (i.e., including the prospective holders) of no more than 39.99% of the IPO Shares will exercise their conversion rights in connection with such vote;

(c)           By either Party if the transactions contemplated hereby shall not have been consummated by June 22, 2009;

(d)           By either Party, if (a) (i) the ATAC Board of Directors does not approve the Definitive Agreement prior to entering into the Definitive Agreement; it being understood that such approval of the ATAC Board of Directors is subject to (among other things) obtaining a fairness opinion with respect to the Business Combination, or (ii) the shareholders of ATAC do not approve the Business Combination in accordance with ATAC’s constitutive documents (which requires (1) an approval by the holders of a majority of the IPO Shares and (2) that the holders of no more than 39.99% of the IPO Shares exercise their conversion rights in connection with such vote) or (b)(i) the Bioness Board of Directors does not approve the Definitive Agreement prior to entering into the Definitive Agreement; it being understood that such approval of the Bioness Board of Directors is subject to (among other things) obtaining a fairness opinion with respect to the Business Combination,  or (ii) the stockholders of Bioness do not approve the  Business Combination.

(e)           By either Party if (a) the conditions to the Tender Offer are not satisfied and are not waived by Bioness (provided that such right to terminate pursuant to this item (c) shall terminate on the thirty-first (31st) day following the date on which the Tender Offer expired), (b) if any event or condition exists that would make it impossible to complete the transaction in light of the notice period required before ATAC can have its stockholders meeting and vote on the Business Combination or (c) in addition to and not limitation of the preceding item (b), if any third party and regulatory consents and approvals required for the consummation of the transactions contemplated hereby, in each case, which are explicitly referred to hereunder, are not obtained by June 22, 2009.

(f)           by ATAC, upon (i) a failure of Bioness’ representations and warranties to be true and correct in all material respects or (ii) a material breach by Bioness of any of its representations, warranties, covenants or agreements set forth in this Agreement (in each case, which failure or breach has not been remedied by Bioness within 20 days following written notice from ATAC);

(g)           by Bioness, upon (i) a failure of ATAC’s representations and warranties to be true and correct in all material respects or (ii) a material breach by ATAC of any of its covenants or agreements set forth in this Agreement (in each case, which failure or breach has not been remedied by ATAC within 20 days following written notice from ATAC);

(h)           (1) by ATAC, if it discovers in the course of its due diligence examination, information which is inconsistent with the information provided by Bioness to ATAC prior to the date of this Agreement and (2) by Bioness, if it discovers in the course of its due diligence examination, information which is inconsistent with the information provided by ATAC to Bioness prior to the date of this Agreement; and

(i)           By either Party if prior to the Closing, a statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts in any material manner or makes illegal the consummation of the transactions contemplated by this Agreement.

In the event of any termination of this Agreement pursuant to this “Termination” section, there shall be no liability or obligation on the part of ATAC or Bioness, except with respect to any liabilities or damages incurred or suffered by a party as a result of any breach of this Agreement by the other party (but only for a breach for which the non-breaching party has given written notice of breach to the other party and which breach has not been cured within 30 days after such receipt of such written notice).

Governing Law:
This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Remedies:
The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

Assignment:	No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

Jurisdiction;
Waiver of Jury Trial:
Each of the Parties agrees to enforce the terms of this Agreement exclusively in the Court of Chancery in the State of New York or if (but only if) that court does not have subject matter jurisdiction over such action or legal proceeding, in the U.S. Federal Courts sitting in Delaware.  Each of the parties hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing Party shall be entitled to recover its costs with interest, including reasonable attorneys’ fees and court costs.

Notices:	Notices to any Party hereto shall be delivered to the address, facsimile number or electronic mail address applicable to such party as set forth on Exhibit A attached hereto.

Counterparts:
This Agreement may be executed in counterparts, with all such counterparts together constituting one instrument. This Agreement may be executed and delivered by facsimile or electronic mail which shall constitute an original signature.

Waivers:	Concurrently with the execution of this Agreement, each of Bioness and Mr. Alfred Mann will execute and deliver to ATAC the waivers attached hereto as Exhibit B and Exhibit C.

  [Signature page follows]

Execution Copy
If this letter accurately reflects our understanding, please execute below.

Yours very truly,

Advanced Technology Acquisition Corp.

By:
Name:
Title:

Agreed and accepted:

Bioness Inc.

By:
Name:
Title:

Agreed to re his commitment in “Options to
ATAC Shareholders and Trust Arrangement:”

Alfred E. Mann

Agreed to re his/her commitment in
“Business Combination and Tender Offer:”

Liora Lev

Dr. Yehoshua Gleitman

Moshe Bar-Niv

EXHIBIT A
NOTICE INFORMATION

If to ATAC:

Dr. Yehoshua Gleitman
Advanced Technology Acquisition Corp.
264 Pinkas Street
Tel Aviv  62157
Israel

Moshe Bar-Niv
11, Harav Yosef Chaim St.
P.O.Box 01208
Mevaseret Zion  90805
Israel

Liora Lev
21 Itzhar St
Ramat Hasharon
Israel

with a copy to:

Yuval Tal
Proskauer Rose LLP
1585 Broadway
New York, N.Y. 10036-8299
USA

and to:

Gail Etzion
M. Firon & Co.
Advocates and Notaries
16 Abba Hillel Silver Road
P.O.B. 3381
Ramat Gan 52136, Israel

If to Bioness:

Yitzhak Zilberman
Bioness Inc.
25103 Rye Canyon Loop
Valencia, CA  91355
USA

with a copy to:

Mark Lindon
Bioness Inc.
25103 Rye Canyon Loop
Valencia, CA  91355
USA

EXHIBIT B

FORM OF TRUST CLAIM WAIVER LETTER

December 19, 2008

Advanced Technology Acquisition Corp.
14 A Achimeir Street
Ramat Gan  52587
Israel

Ladies and Gentlemen:

We acknowledge that Advanced Technology Acquisition Corp. (the “Company”) has established a trust account for the benefit of the Advanced Technology Acquisition Corp.’s public stockholders in connection with its initial public offering of 21.5625 million Units at Wachovia Securities, maintained by Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

For and in consideration of the Company agreeing to enter to the letter agreement dated December 19, 2008 with us with respect to a certain business combination, to which this Trust Claim Waiver Letter is attached as Exhibit B, we hereby agree that we do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Claim”) and hereby waive any Claim we may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

Yours very truly,

BIONESS INC.

By:
Yitzhak Zilberman, President

EXHIBIT C

FORM OF TRUST CLAIM WAIVER LETTER

December 19, 2008

Advanced Technology Acquisition Corp.
14 A Achimeir Street
Ramat Gan  52587
Israel

Ladies and Gentlemen:

I acknowledge that Advanced Technology Acquisition Corp. (the “Company”) has established a trust account for the benefit of the Advanced Technology Acquisition Corp.’s public stockholders in connection with its initial public offering of 21.5625 million Units at Wachovia Securities, maintained by Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

For and in consideration of the Company agreeing to enter to the letter agreement dated December 19, 2008 with me with respect to a certain business combination, to which this Trust Claim Waiver Letter is attached as Exhibit C, I hereby agree that I do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Claim”) and hereby waive any Claim I may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

Yours very truly,

Alfred Mann

SCHEDULE 1

LISTING OF HOLDERS OF ALL FOUNDERS WARRANTS

Founder	# Warrants owned	# Shares owned	# subject to Stock Transfer	22% of balance post-Stock Transfer

M.O.T.A. Holdings Ltd.	708,334	1,461,042	296,333	256,236

FSGL Holdings Ltd.	708,333	1,461,042	296,334	256,236

OLEV Holdings Ltd.	708,333	1,461,041	296,333	256,236

Shrem, Fudim, Kelner – Technologies Ltd.	933,333	583,333	66,667	113,667

Shrem, Fudim, Kelner & Co. Ltd.	466,667	291,667	33,333	56,833

Elisha Yanay	100,000	82,500	11,000	15,730

Avigdor Kaplan	N/A	20,000	N/A	4,400

Ido Bahbut	N/A	15,000	N/A	3,300

Josef Neuhaus Ltd	N/A	15,000	N/A	3,300

	3,625,000i	5,390,625	1,000,000	965,938

i Includes 500,000 warrants which are pledged and held in escrow.